UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No. )

 Filed by the Registrant ☐ Filed by a Party other than the Registrant ☒

 Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

Cypress Semiconductor Corporation

(Name of Registrant as Specified In Its Charter)

T.J. Rodgers

J. Daniel McCranie

Camillo Martino

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rule 14a-6(i)(4) and 0-11.

	1)	Title of each class of securities to which transaction applies:

	2)	Aggregate number of securities to which transaction applies:

	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	4)	Proposed maximum aggregate value of transaction:

	5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1)	Amount Previously Paid:

	2)	Form, Schedule or Registration Statement No.:

	3)	Filing Party:

	4)	Date Filed:

FOR IMMEDIATE RELEASE

T.J. RODGERS FILES LAWSUIT AGAINST CYPRESS SEMICONDUCTOR BOARD OF DIRECTORS

FOR FALSE AND MISLEADING PROXY MATERIALS

SAN JOSE, C.A., April 24, 2017—T.J. Rodgers, founder and former CEO of Cypress Semiconductor Corporation (NASDAQ: CY) (“Cypress” or “the Company”) and the Company’s largest individual stockholder, today filed a lawsuit in the Delaware Court of Chancery seeking to compel the Cypress Board of Directors to make supplemental and corrective disclosures to address numerous material omissions and misstatements of fact in the Cypress Board’s proxy materials.

Rodgers said, “Cypress directors have a legally mandated ‘Duty of Candor’ to make complete disclosures to Cypress stockholders on the issues in this election, including why they are allowing Ray Bingham to serve as executive chairman while he has violated and is continuing to violate numerous provisions of Cypress’s Code of Business Conduct and Ethics. This second lawsuit seeks to ensure that Cypress stockholders have the information they need to cast an informed vote at the upcoming June 8, 2017 Annual Meeting.”

Bingham’s Employment by a Cypress Competitor Is a Serious, Ongoing Conflict of Interest

While simultaneously serving as Cypress executive chairman, Mr. Bingham is also actively working as a “Founding Partner” of Canyon Bridge, a private equity firm backed by the People’s Republic of China that now competes head-on with Cypress in the critical semiconductor M&A market. The Cypress Board has asserted in the Company’s proxy statement that Mr. Bingham’s simultaneous executive leadership roles at Canyon Bridge and Cypress do not constitute a conflict of interest under the Cypress Business Conduct and Code of Ethics and thus claims that Rodgers’s assertions are “unfounded and have no basis.”

Rodgers said, “I believe that by making this assertion in an important legal document distributed to stockholders, the Cypress Board of Directors has deliberately chosen to ignore our first, successful lawsuit to obtain Cypress documents and thus solicited Cypress stockholders using material misstatements and omissions including the failure to disclose critical legal findings made by the Delaware Court of Chancery. In particular the Court stated:

“The dual hats Bingham wears suggest that his interests with respect to Canyon Bridge may well conflict with the business interests of Cypress,” and that a “credible basis” exists “to infer that Bingham violated the Code’s prohibition on ‘simultaneous employment of any kind without written permission of the Company.’”

Rodgers continued, “Cypress stockholders have a right to accurate and complete information before voting at the annual meeting, yet the Cypress Board continues to ignore its Duty of Candor by misleading stockholders regarding Mr. Bingham’s conflicts as well as the Board’s own failure to address this serious problem, which it has known about at least since December 9, 2016 when I wrote a private letter describing the problem and urging Board action.”

FOR IMMEDIATE RELEASE

The Cypress Board Also Continues to Defend Ray Bingham’s Excessive Compensation, Which – Unlike

the Compensation of All Other Cypress Senior Executives – Has No Performance Criteria

In addition to having a clear conflict of interest, Mr. Bingham also has negotiated excessive compensation for his part-time work at the currently unnecessary job of executive chairman. His annual salary plus target bonus is $877,500, and he has been granted a total of $4.5 million in restricted stock units (RSUs). Despite Mr. Bingham’s part-time attendance at Cypress, the Cypress Board has kept him on as executive chairman and has very recently awarded him RSUs worth $3 million, which vest over three years, undermining the Board’s claim that Mr. Bingham’s executive chairman “mentoring” position is “temporary.” To make matters worse, in stark contrast to all Cypress executives eligible for the Company’s PARS (Performance Accelerated Restricted Stock) program, his RSUs vest without any performance requirements – meaning that Mr. Bingham will receive $4.5 million in compensation for simply remaining at Cypress in a part-time position, while also working for a direct Cypress Chinese-sovereign-backed competitor.

The Cypress Board’s Proxy Materials Are Full of Extreme Mischaracterizations and Omissions

These factual errors include both ignoring and misrepresenting various findings of the Delaware Court of Chancery in our first lawsuit. On April 21, 2017, the Delaware Court of Chancery entered an order requiring Cypress to produce documents in response to Rodgers’s Section 220 demand to investigate potential breaches of fiduciary duty and violations of Cypress’s Code of Business Conduct and Ethics by Ray Bingham and the failures by the Cypress Board to take corrective action. The Court’s Post-Trial Opinion, issued on April 17, 2017, held that Rodgers was entitled to all the categories of documents that he sought but which Cypress had refused to produce.

Instead of taking action on its own to address Mr. Bingham’s conflict of interest and excessive compensation problems, the Cypress Board has now attempted to deflect stockholders from these critical issues with a wildly inaccurate personal attack on T.J. Rodgers. For example, in its just-published proxy materials, Cypress falsely claims that Rodgers “declared war” on the Company and is “motivated by a personal vendetta.” However, in its Post-Trial Opinion on the first lawsuit, the Delaware Court (a) accepted Rodgers’s trial testimony, (b) rejected Cypress’s assertion that Rodgers’s actual purpose is to pursue a personal vendetta against Mr. Bingham, and (c) found that Rodgers has a credible basis to suspect that Bingham may have violated his fiduciary duties and Cypress’s Code of Business Conduct and Ethics.

Rodgers stated, “As a major Cypress fan and major stockholder with most of my net worth invested in the Company, I am driven by my belief that these serious wrongdoings, unaddressed by the Cypress Board, are a threat to stockholder value. The Board has a duty to the Cypress stockholders to resolve the executive chairman’s obvious conflict of interest and gross overcompensation problems. I have made a standing offer to the Cypress Board that if candidates J. Daniel McCranie and Camillo Martino are seated on the Board under appropriate terms and with appropriate committee positions, despite their being a distinct minority of two among current directors, I would trust in their energy and integrity to resolve these problems – without the need for further litigation or a proxy contest and without the requirement that Mr. Bingham and lead independent director Eric Benhamou leave the Cypress Board. Does this offer sound vendetta-driven to you? The Board is fully aware of my offer, which still stands, yet it has resorted

FOR IMMEDIATE RELEASE

to what I believe are false proxy statements and ad hominem attacks on the nominees and me as a smokescreen to cover for its refusal to address the big problem: Cypress should not be forced to complete against its own executive chairman in the M&A market.”

Rodgers’s Second Lawsuit Focuses on the Cypress Board’s Refusal to Disclose the Truth About

Bingham’s Work for a Direct Cypress Competitor

Rodgers’s claims in the second lawsuit filed today in the Delaware Court of Chancery include specific allegations regarding Cypress’s Definitive Proxy Statement and other proxy materials which:

•	Fail to describe accurately and completely the timing and scope of Mr. Bingham’s activities at Canyon Bridge;

•	Fail to mention even one of the seven separate and individually applicable ethical guidelines and procedures that Mr. Bingham violated by founding and acting on behalf of Canyon Bridge—a direct competitor of Cypress in the critical semiconductor M&A market;

•	Falsely state that Rodgers’s concerns regarding Bingham’s irreconcilable conflict of interest are unfounded despite the finding to the contrary by the Delaware Court of Chancery that Rodgers has a credible basis to believe that Mr. Bingham’s relationships with Canyon Bridge and Cypress represent a conflict of interest;

•	Fail to disclose the Cypress Board’s actual factual findings, conclusions, and decisions regarding Mr. Bingham’s relationship with Canyon Bridge, Bingham’s non-compliance with Cypress’ Code of Business Conduct and Ethics, and the potential risks to Cypress resulting from Mr. Bingham’s work for a direct competitor of Cypress;

•	Fail to disclose what was discussed, what decisions made, and what actions taken as a result of a call between Cypress “lead independent director” Eric Benhamou and an unidentified senior representative of Canyon Bridge (and their respective lawyers) on January 23, 2017.

Rodgers calls on the Board of Directors of Cypress to make full and accurate disclosures to Cypress stockholders promptly regarding these important issues at the heart of the upcoming election of directors.

The Cypress Board Will Greatly Benefit From Just Two New Directors With Semiconductor CEO

Experience and Absolute Integrity

Rodgers concluded, “At the upcoming Annual Meeting, stockholders will have the opportunity to elect two extraordinary new Directors, who would upgrade the Cypress Board. Dan McCranie and Camillo Martino have the operational expertise necessary to guide Cypress through the next stage of its growth and to take appropriate steps to protect Cypress from future ethical conflicts. In contrast to the current members of the Cypress Board, McCranie and Martino have experience as semiconductor company CEOs to complement their governance experience and reputations for integrity.”

FOR IMMEDIATE RELEASE

Whether or not you plan to attend the annual meeting, your prompt action is important. MAKE YOUR VIEWS CLEAR TO THE BOARD BY AUTHORIZING A PROXY TO VOTE FOR EACH PROPOSAL BY FOLLOWING THE INSTRUCTIONS ON THE GOLD PROXY CARD. Your vote is important, no matter how many or how few shares of common stock you own.

DO NOT RETURN ANY WHITE PROXY CARD THAT YOU MAY RECEIVE FROM THE COMPANY RELATING TO THE ANNUAL MEETING, EVEN AS A PROTEST VOTE. If you have already submitted a white proxy card to the Company relating to the Annual Meeting, it is not too late to change your vote. To revoke your prior proxy and change your vote, simply sign, date and return the GOLD proxy card in the postage-paid envelope provided. Only your latest signed and dated proxy will be counted.

For more information about the CypressFirst nominees, please read the CypressFirst Proxy Statement. The CypressFirst Proxy Statement, the Post-Trial Opinion (http://cypressfirst.com/pdf/Post-Trial-Opinion.pdf) of the Delaware Court of Chancery in the Section 220 litigation, and Rodgers’s Complaint (http://cypressfirst.com/pdf/Second-Complaint.pdf) against the Cypress Board of Directors for their misstatements and omissions in Cypress’ proxy materials, and other related materials, can be viewed online at www.CypressFirst.com. For additional information or assistance, please contact MacKenzie Partners, Inc., the firm assisting CypressFirst in the solicitation of proxies:

105 Madison Avenue

New York, New York 10016

CypressFirst@mackenziepartners.com

Toll-Free (800) 322-2885

Additional Information and Where to Find It

T.J. Rodgers is the founding CEO of the Company. Rodgers, J. Daniel McCranie and Camillo Martino may be deemed to be participants in the solicitation of proxies from stockholders in connection with the 2017 Annual Meeting of Stockholders (the “Annual Meeting”) of the Company. Rodgers, McCranie and Martino have filed a definitive proxy statement (the “CypressFirst Proxy Statement”) and accompanying GOLD proxy card with the Securities and Exchange Commission (the “SEC”) in connection with his solicitation of proxies for the Annual Meeting.

Rodgers owns or controls voting of 8,727,619 shares of the Company’s common stock. McCranie and Martino own 25,000 and 10,000 shares, respectively, of the Company’s common stock. Additional information regarding such participants, including their direct or indirect interests, by security holdings or otherwise, are included in the CypressFirst Proxy Statement and may be included in other relevant documents to be filed with the SEC in connection with the Annual Meeting.

Rodgers, McCranie and Martino have mailed the definitive CypressFirst Proxy Statement and a GOLD proxy card pursuant to applicable SEC rules. STOCKHOLDERS ARE URGED TO READ THE CYPRESSFIRST

FOR IMMEDIATE RELEASE

PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT RODGERS, McCRANIE AND MARTINO HAVE FILED OR WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

Stockholders may obtain, free of charge, copies of the definitive CypressFirst Proxy Statement and any other related documents filed by CypressFirst with respect to the Company with the SEC in connection with the Annual Meeting at the SEC’s website (http://www.sec.gov). In addition, copies of such materials, when available, may be requested free of charge from MacKenzie Partners, Inc., 105 Madison Avenue, New York, NY 10016 or toll-free at (800) 322-2885 or by email: CypressFirst@mackenziepartners.com.

Media Contacts

Abernathy MacGregor

Jeremy Jacobs / Sheila Ennis

212-371-5999 / 415-926-7961

JRJ@abmac.com

SBE@abmac.com

Investor Contacts

MacKenzie Partners

Daniel Burch / Larry Dennedy

212-929-5500

Dburch@mackenziepartners.com

ldennedy@mackenziepartners.com

About J. Daniel McCranie

J. Daniel McCranie has served as Chairman at ON Semiconductor Corp. since 2002 and is scheduled to resign from the Board in May 2017. He previously served as Non-Executive Chairman at Freescale Semiconductor, Inc. He served on the Board of Directors at Mentor Graphics Corp. from 2012 until its sale to Siemens Corporation in April 2017. He served on the Board of Directors of Cypress Semiconductor Corp. from 2005 through 2014. He has served as Chairman of Actel Corporation, Chairman of Virage Logic, Inc, Chairman of Xicor Corporation, and Board Director of California Microdevices, Inc. McCranie was previously employed as Executive Vice President- Sales & Applications by Cypress Semiconductor Corp., President & Chief Executive Officer by Virage Logic Corp., Vice President-Sales & Marketing by Cypress Semiconductor Corp., and Chairman, President & Chief Executive Officer by SEEQ Technology, Inc.

About Camillo Martino

Camillo Martino has served as a member of the Board of Directors of MagnaChip Semiconductor Corp. since August 2016. He was appointed to the Board of Directors of MosChip in April 2017. Martino has served as a member of the Board of Directors of VVDN Technologies, a private company, since March 2016 and as Vice Chairman of the Board of Directors of SAI Technology, Inc., a private company, since April 2015. Previously, he served as director and CEO of Silicon Image, Inc.; COO at SAI Technology Inc.; and President, CEO and Director of Cornice Inc. He also served as Executive Vice President and COO of chipmaker Zoran Corporation. His career began at National Semiconductor Corporation, where he held multiple positions over a nearly 14-year tenure at the Company.

FOR IMMEDIATE RELEASE

About T.J. Rodgers

T.J. Rodgers co-founded Cypress Semiconductor Corporation in 1982 and served as the Company’s President and Chief Executive Officer until April 2016 and as a member of its Board of Directors until August 2016. He is a former chairman of the Semiconductor Industry Association (SIA) and SunPower Corp. and currently sits on the Boards of directors of high-technology companies, including Bloom Energy (fuel cells), Enphase (solar energy electronics), WaterBit (precision agriculture) and Enovix (silicon lithium-ion batteries). He has been honored for his foundational support over a 20-year period of the Second Harvest Food Bank of Santa Clara and San Mateo Counties and the California Association of African American Educators. Rodgers received his bachelor’s degree from Dartmouth College, graduating as salutatorian with majors in chemistry and physics. He received his master’s degree and Ph.D. in electrical engineering from Stanford University. While pursuing his Ph.D. degree, Rodgers invented the VMOS process technology, which he later licensed to American Microsystems, Inc.